Exhibit 99.1

          Electroglas Revises Fourth Quarter 2004 Revenue Expectations

     SAN JOSE, Calif.--(BUSINESS WIRE)--Jan. 5, 2005--Electroglas, Inc. (Nasdaq:EGLS) announced today that it expects its financial results for the fourth quarter ended December 31, 2004 to be below the expectations provided during its previous quarterly communications. Electroglas is scheduled to release its fourth quarter results at 1:00pm EST on Thursday, January 27, 2005.
     Revenue for the quarter ended December 31, 2004 is expected to be in the range of $11.0-11.4 million, below the $12-15 million guidance provided in the last update on December 9, 2004.
     "During the quarter, many semiconductor and backend companies reported signs of slowing," commented Keith Barnes, CEO of Electroglas. "Correspondingly, we revised our numbers downward. We continued to experience push outs for orders already in hand and for orders not yet received but expected. We hope to have these orders, which were delayed or pushed out, rescheduled for early 2005. We have announced our new 4090u+, 200mm systems, and have continued product development on our new 300mm product which will be introduced very soon."

     Legal Notice Regarding Forward-Looking Statements

     Certain statements in this press release are forward-looking statements, including statements regarding Electroglas' plan and expectations or intentions regarding the future. Forward-looking statements in this release include statements relating to financial results and revenues for the quarter ended December 31, 2004, as well as statements relating to future customer orders, commitments to product development, and future product introductions. Electroglas assumes no obligation to update any forward-looking statement. Electroglas' actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as continued or increased softness in demand for semiconductor equipment, unexpected cancellations or delays in customer orders and the incurrence of unanticipated expenses. Readers should also refer to the risk disclosures outlined in Electroglas' Form 10-Qs filed from time-to-time and the Form 10-K filed for Electroglas' fiscal year ended December 31, 2003.

     About Electroglas

     Electroglas is a supplier of innovative probers, prober-based test handlers, test automation software and services that improve the overall effectiveness of semiconductor manufacturers' wafer and device testing processes by delivering faster answers to questions about device quality, manufacturing performance and corrective action needed. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has an installed base of more than 15,000 systems worldwide. Electroglas' stock trades on the Nasdaq National Market under the symbol "EGLS." More information about the company and its products is available at www.electroglas.com.

     CONTACT: Electroglas, Inc.
              Tom Brunton, 408-528-3000